                                                                   EXHIBIT 10.16
                          PURCHASE AND SALE AGREEMENT

          This Purchase and Sale Agreement ("Agreement") is made as of this 19th day of December 1997, by and between ARIS CORPORATION, a Washington corporation ("Purchaser") and VANGARD MANAGEMENT COMPANY, JEFF FOUSHEE, LOCH ANDERSON and RICHARD BARKER (collectively referred to herein as "Seller"). This is an agreement to purchase and sell certain real and personal property as provided herein.

          1.      Sale of the Property.  Seller agrees to sell and Purchaser
                  --------------------
agrees to purchase on the terms hereafter stated all of the Seller's right, title and interest in and to the following described real and personal property (collectively referred to herein as the "Property"):

          1.1          Real Property.  All the land and related improvements
                       -------------
commonly known as Lakeland Office Building, located at 2229 - 112th Avenue NE, Bellevue, Washington (the "Building"), consisting of approximately 25,000 square feet of office space, as more particularly described in Exhibit "A" hereto, together with all improvements and other property of any kind located in or upon the property constituting fixtures (the "Real Property").

          1.2          Personal Property.  Together with any and all tangible
                       -----------------
and intangible personal property located on the Real Property and used in connection with its operation (collectively referred to herein as the "Personal Property").

          2.      Purchase Price.  The purchase price for the Property
                  --------------
("Purchase Price") is Four Million Three Hundred Thousand and No/100's Dollars ($4,300,000.00) payable as follows:

          2.1          Earnest Money Deposit.  Upon execution of this Agreement,
                       ---------------------
Purchaser shall deliver to Pacific Northwest Title Company of Washington, Inc. ("Escrow Company") a cash deposit of Two Hundred-Fifteen Thousand ($215,000.00) Dollars, which shall be non-refundable (except as otherwise provided in this Agreement) but applicable against the Purchase Price due at Closing, together with any interest accrued thereon. Escrow Company shall hold the Earnest Money Deposit in an interest bearing account with Seattle First Bank, with interest accruing on the Earnest Money Deposit for the benefit of Purchaser.

          2.2          Balance.  The balance of the Purchase Price shall be paid
                       -------
in cash at Closing under this Agreement.

          3.    Closing of Escrow
                -----------------

          3.1          Closing Date.  The close of escrow shall be in the
                       ------------
offices of Escrow Company within ten (10) days following the completion of the Building's shell and core substantially in accordance with the plans and specifications identified in Exhibit "B" hereto (the "Building Plans"), as evidenced by a written certification of substantial completion issued by the Building's architects, Ruhl-Parr & Associates ("Ruhl-Parr") (the

"Closing" or "Closing Date"). During the term of this Agreement, Purchaser and Purchaser's agents shall be provided with reasonable access to the Building and the Property in order to inspect the progress of construction and to determine the status of the Building's completion, and Purchaser shall immediately advise Seller in writing with respect to any defects or deficiencies in the work which may exist. At least five (5) days prior to Ruhl-Parr's issuance of its certification of substantial completion, Seller will provide written notice of this fact to Purchaser, and Purchaser shall promptly advise Seller and Ruhl-Parr in writing with respect to any defects or deficiencies in the Building's shell or core and any work which has not been completed as required by the Building Plans. Seller agrees to advise Ruhl-Parr to consider any information submitted by Purchaser in its decision to issue its certificate of substantial completion. It is understood and agreed that Ruhl-Parr's certificate may include a list of construction work to be completed or corrected by Seller which Ruhl-Parr determines is not essential to be completed prior to the Building being deemed to be substantially complete (the "Punch List Work"). Seller agrees to complete such Punch List Work as soon as possible either prior or subsequent to the Closing Date, such completion to be evidenced by a written notice issued by Ruhl-Parr. In the event all or any portion of the Punch List Work cannot be completed by Seller prior to the Closing Date, Ruhl-Parr shall estimate in writing the reasonable cost of completing such work, and 150% of this amount shall be held back by the Escrow Company from the Purchase Price pending Seller's completion of said work to the reasonable satisfaction of Ruhl-Parr.

          If Purchaser disagrees with the determination of substantial completion or the cost of completing the Punch List Work as determined by Ruhl-Parr, then Purchaser shall immediately so notify Seller in writing and Ruhl-Parr and Allbee-Romein shall meet and attempt to resolve the determination to the mutual satisfaction of Purchaser and Seller. If the determination is not resolved within three (3) business days of written notice by Purchaser to Seller, then Ruhl-Parr and Allbee-Romein shall immediately select a third independent architect who shall make a final determination which shall be binding upon Purchaser and Seller, such determination to be completed within three (3) business days after the appointment of the independent architect. All Punch List Work shall be completed within thirty (30) days after the Closing Date unless otherwise agreed in writing by Seller and Purchaser; provided, in the event certain items of the Punch List Work cannot be completed within said thirty (30) day period for reasons beyond the reasonable control of Seller, Seller shall have such additional time as is reasonably required in order to complete said work.

          3.2               Deliveries Into Escrow.  Purchaser and Seller shall
                            ----------------------
deposit with Escrow Company all instruments, documents and monies necessary to complete the transaction in accordance with this Agreement. Prior to the Closing Date (or at such earlier time as provided herein or as may be mutually agreed upon), Seller and/or Purchaser shall deliver or cause to be delivered to escrow the following items, all of which shall be duly executed and acknowledged where appropriate:

          3.2.1             Statutory Warranty Deed.  A statutory warranty deed
                            -----------------------
duly executed by Seller conveying marketable fee title to the Real Property from Seller to Purchaser, subject to no conditions or exceptions other than the exceptions approved pursuant to paragraph 4.1 (the "Approved Exceptions").

          3.2.2             Bill of Sale.  A bill of sale duly executed by
                            ------------
Seller in a form reasonably acceptable to Purchaser conveying marketable title to the Personal Property, if any, to Purchaser, which shall contain Seller's warranties and representations that at the time of execution and delivery Seller is lawfully possessed to good title to the Personal Property, that Seller has the right and authority to sell the Personal Property to Purchaser and that the Personal Property is free of all encumbrances except for current taxes not yet payable and which are approved title exceptions.

          3.2.3               Title Policy.  Seller shall deliver at Closing the
                              ------------
title policy specified in paragraph 4.1 hereof.

          3.2.4             Assignment of Permits and Warranties.  Seller shall
                            ------------------------------------
deliver at Closing an assignment of all rights and interests in and to the Building Plans, permits, licenses and warranties relating to the Building.

          3.2.5             Other Deliveries.  Seller and Purchaser shall
                            ----------------
deliver into escrow all other certificates, statements, documents and instruments required of Seller and Purchaser hereunder to close this transaction. Seller and Purchaser shall deliver or cause to be delivered to escrow such modified and additional documents as either of them may reasonably require to consummate the transaction under this Agreement.

          3.2.6             Lien Release.  Seller shall deliver at Closing a
                            ------------
lien release or waiver from the contractor for the completed Building shell.

          3.3          Closing Costs.  Seller shall pay one-half the Escrow
                       -------------
Company's fees (including sales taxes applicable thereto); the premium for a standard coverage title insurance policy for Purchaser; all excise taxes and state and county transfer taxes, if any; recording fees; and a real estate brokerage commission due to Pacific Real Estate Partners. Purchaser shall pay one-half of the Escrow Company's fees (including sales taxes applicable thereto); a real estate brokerage commission due to Puget Sound Properties; and the additional premium for an extended coverage title policy, together with any costs and expenses related thereto. In addition to the costs specified above, Purchaser and Seller shall each be responsible for their own attorneys' fees. All real and personal property taxes shall be prorated as of Closing.

    4.    Title and Survey
          ----------------

          4.1          Title.  Title to the Property shall be free of all
                       -----
encumbrances, defects or assessments, except easements and restrictions of record. Rights reserved in federal patents or state deeds, building or use restrictions and building or zoning regulations shall not be deemed to constitute defects or encumbrances for purposes of this Agreement. Seller has delivered to Purchaser under Title Order No. 323257 (Second Report) dated December 12, 1997, a preliminary commitment for a standard coverage owner's title insurance policy issued by Pacific Northwest Title Company of Washington, Inc. (the "Title Company"), including a copy of all recorded documents. Seller agrees to convey title at closing by statutory warranty deed free and clear of all liens, encumbrances and defects, except as specifically permitted by the Approved Title Exceptions listed in Exhibit "C".

          4.2          Survey.  Seller shall provide Purchaser and the Title
                       ------
Company with
the most recent survey of the Real Property by a surveyor duly licensed in the State of Washington. Seller also agrees to assist Purchaser in obtaining prior to Closing an ALTA "as built" survey of the Property which shall show the improvements as constructed, the location of all easements and confirmation that the Building does not encroach onto any of the easements and is constructed within the boundary lines of the Property. The receipt of such a survey shall be a condition precedent to Purchaser's obligation to close.

          5.      Risk of Loss.  If, prior to Closing, the Building is destroyed
                  ------------
or materially damaged by fire or other casualty in an amount in excess of One Hundred Thousand and No/100's Dollars ($100,000.00), whether or not insured, or there is a condemnation or taking of all or any part of the Property by power of eminent domain or deed in lieu thereof, this Agreement, at the option of Purchaser, shall become null and void, the Earnest Money shall be returned to Purchaser, and the escrow shall be canceled. In the event of any such destruction, material damage, condemnation or taking, Purchaser shall have the right to elect to proceed with the purchase of the Property, in which event (or in the event the Building is damaged in an amount less than $100,000.00) Seller shall pay to Purchaser any and all insurance proceeds and/or condemnation awards or proceeds received by Seller and shall assign to Purchaser all rights of Seller to receive any future insurance proceeds or condemnation awards.

          6.      Seller's Warranties and Representations.  The following
                  ---------------------------------------
warranties and representations of Seller to Purchaser shall be effective on the date Seller executes this Agreement and the Closing Date:

                  6.1  Litigation.  To the best of Seller's actual knowledge,
                       ----------
there is no litigation and there are no other claims, actions or proceedings pending (including without limitation condemnation proceedings, assessments, public improvements, lien claims by contractors, materialmen or suppliers, or any other matter which would or could create a lien or encumbrance) and, to the best of Seller's actual knowledge, there are no proposed, threatened or anticipated actions with respect to any matter affecting the Property or its operation. If Seller is notified of any litigation or action proposed, threatened or instituted with respect to all or any portion of the Property prior to Closing, Seller shall promptly deliver written notice thereof to Purchaser.

                  6.2  No Other Breaches.  To the best of Seller's actual
                       -----------------
knowledge, neither the execution of this Agreement, Seller's performance of its obligations hereunder, nor the completion of the transaction contemplated hereby, will violate or constitute a breach by Seller of any statute, bylaw, regulation, ordinance or agreement to which Seller is a party or by which Seller or the Property may be bound.

                  6.3  Compliance With Laws.  To the best of Seller's actual
                       --------------------
knowledge, the ownership, operation and use of the Property complies with and will be carried on in accordance with applicable governmental licenses, permits and authorizations and in accordance with all applicable laws, regulations and ordinances. Seller has not received and has no actual knowledge of any notices from any governmental body or any other person claiming any violation of applicable federal, state or local statutes, regulations or laws, including without limitation any building, fire, health, or safety codes, environmental or pollution laws, zoning ordinances, seismic requirements and regulations for the benefit of handicapped persons, nor has Seller received any written or oral notice from any governmental agency requiring any work, repair, construction, alteration or installation with respect to all or any portion of the Property.

                 6.4   Asbestos and PCBs.  The Property will not at Closing
                       -----------------
contain any asbestos-containing materials or any electrical transformers, fluorescent light fixtures with ballasts or other equipment containing polychlorinated biphenyls.

                 6.5   Hazardous Material.  To the best of Seller's actual
                       ------------------
knowledge, during Seller's ownership of the Property and at any time prior to Seller's ownership of the Property, there has been no emission, spill, release or discharge into or upon the air, soils or any improvements located on the Property, surface water or ground water, or the waste treatment storage or disposal systems servicing all or any portion of the Property, of any toxic, dangerous or hazardous substances, contaminants or wastes as defined or regulated under applicable Washington State or federal law, at, from, to, or upon the Property (any of which is hereafter referred to as a "Hazardous Discharge").

                 6.6   Completion of Construction.  The Building has been, and
                       --------------------------
at the completion of Closing will be, constructed substantially in accordance with the Building Plans, except for minor deviations and inconsistencies which do not materially affect the value or integrity of the Building

          7.      Defaults; Remedies.  In the event that Seller fails to perform
                  ------------------
its obligations under the Agreement, Purchaser shall have the option to waive such default, or may bring an action for any and all legal or equitable remedies permitted by law, including without limitation specific performance, or Purchaser may terminate this Agreement and, upon such termination, the Earnest Money and all accrued interest shall be returned to Purchaser.

          In the event Purchaser fails, without legal excuse, to complete the Purchase of the Property, the Earnest Money Deposit made by Purchaser (exclusive of any accrued interest) shall be forfeited to Seller as the sole and exclusive remedy available to Seller for such failure.

          8.      Notices.  All notices required or given under this Agreement
                  -------
shall be in writing and either delivered by hand or via overnight mail courier (such as Federal Express), transmitted by telecopy or other facsimile transmittal or deposited in U.S. certified or registered mail return receipt requested and addressed as follows:

            Purchaser:      ARIS Corporation
                            6720 Fort Dent Way, Suite 150
                            Seattle, WA  98188-2555
                            Facsimile No.: (425) 433-1182
                            Attention:  Mr. Thomas Averill
            Seller:         Vangard Management Company
                            545 Bellevue Way SE, Suite 12
                            Bellevue, WA  98004
                            Facsimile No.:  (425) 454-3794
                            Attention:  Mr. William C. Summers

  All notices shall be deemed delivered to and received by a party upon personal, overnight courier or facsimile delivery, or three (3) days after depositing in U.S. certified or registered mail as provided above. Address and facsimile numbers for notice may be changed by notice in the manner above provided.

          9.      Brokerage Commission.  Seller and Purchaser agree to pay the
                  --------------------
real estate brokerage commissions indicated in paragraph 3.3. Seller and Purchaser hereby represent to the other that neither has discussed this Agreement or the subject matter thereof with any other real estate broker or salesperson so as to create any legal right in any such broker or salesperson to claim a real estate commission or similar fee with respect to the purchase and sale of the Property contemplated by this Agreement. Purchaser and Seller hereby indemnify each other against and agree to defend and hold the other harmless from any and all claims for any real estate commission or similar fees arising out of or in any way connected with any claimed agency relationship with the indemnitor.

          10.     License to Enter Real Property.  Effective as of the execution
                  ------------------------------
of this Agreement, Seller grants to Purchaser and Purchaser's authorized representatives a limited license to enter the Property at any reasonable time or times to inspect any portion of the Property and to conduct, or cause to be conducted, at Purchaser's sole expense, such tests, sampling and evaluations upon the Property as Purchaser may deem necessary; provided, however, that
                                                   --------  -------
Purchaser shall give prior notice of any such entry, and shall cooperate with Seller and Seller's construction personnel. Purchaser shall indemnify and hold Seller and the Property harmless from and against all claims, liabilities, demands, damages, judgments, liens, costs or expenses of any kind whatsoever, arising from the activities of Purchaser on the Property permitted under this Agreement, except to the extent that the same are caused by the negligent act or omission of Seller or any of Seller's representatives, employees or agents.

          11.     Completion of Construction.  Seller agrees to complete the
                  --------------------------
construction of the Building's shell and core substantially in accordance with the Building Plans as soon as possible, but in any event no later than March 15, 1998. If Seller fails to substantially complete the Building shell and core by March 15, 1998, Seller will reimburse Purchaser for any increased rent or other additional charges ("holdover costs") Purchaser thereafter incurs as a result of its need to holdover in its existing premises after the expiration of the term of its lease. If Seller fails to substantially complete the Building shell and core by April 15, 1998, Purchaser shall have the option to either (i) terminate this Agreement by written notice to Seller and receive a refund of its Earnest Money Deposit, or (ii) continue this Agreement in effect in which event Purchaser will be entitled to a credit against the Purchase Price in the amount of $100.00 per day for each day after April 15, 1998, until the Building shell and core is substantially complete, in addition to reimbursement for any additional holdover costs incurred by Purchaser at its existing premises. If Purchaser so elects to terminate this Agreement, Seller will reimburse Purchaser for all of the costs incurred by Purchaser in making improvements to the Building, including architectural and engineering costs. Such reimbursement shall be due and payable within thirty (30) days after the presentation to Seller by Purchaser of written evidence of the costs so incurred by Purchaser. Prior to Closing, Purchaser shall have the right to request in writing modifications and/or additions to the Building's shell and core as described in the Building Plans, and Seller agrees to complete such work, provided: (i) the completion of the requested modifications and/or additions will not be considered in determining whether the Building is substantially complete, as provided in paragraph 3.1;
(ii) a written change order with respect thereto is executed by Seller, Purchaser and the Building's construction contractor, which shall include the costs associated with the requested changes and any demolition or additional costs related thereto; and (iii) the amount of the change order, plus any applicable taxes, related architectural or engineering fees and any permit fees applicable thereto, is paid directly to the Building's contractor prior to the commencement of such work. Promptly after receiving any request by Purchaser for changes in the Building shell and core, Seller (or Seller's contractor) will provide Purchaser with written notice of (a) the additional costs, if any, of making any such changes, and (b) the estimated delay, if any, in substantial completion of the Building's shell and core which will result from any such requested change. Purchaser shall have three (3) business days after receiving such notice to either authorize Seller and its contractor to proceed with the requested change or waive its request for the requested change.

          All tenant improvements related to the Building, which are specifically excluded from the scope of the Building Plans and the Building's lien-free completion, are the exclusive responsibility of Purchaser, including all space planning, construction documents and permits related thereto. So long as Purchaser's tenant improvements are constructed by Foushee & Associates, Inc. as general contractor pursuant to a written contract, and such tenant improvements are substantially in conformance with the attached space plans, Seller agrees to permit Purchaser to proceed with the construction of its tenant improvements prior to substantial completion of the Building shell and core. In such event, Purchaser and Seller shall work together (and shall cause their respective contractors to work together) to permit the improvements to proceed in a manner which does not interfere with Seller's completion of construction of the Building shell and core. Purchaser shall be responsible for any damages to the Building caused by Purchaser or its contractors as a result of the commencement of such work, and Purchaser shall indemnify, defend and hold Seller harmless from any claims for mechanics' or materialmens' liens against the Property resulting from the conduct of such work by Purchaser or its contractors.

          12.     Exchange Provisions.  Purchaser acknowledges that it is the
                  -------------------
intention of Seller to enter into a tax-free exchange (or exchanges), as permitted by Section 1031 of the Internal Revenue Code, in connection with this transaction. Accordingly, Seller's rights and obligations pursuant to this Agreement may be assigned to one or more exchange facilitator(s) in order to accomplish this result. Purchaser agrees to cooperate with Seller in any manner reasonably requested in order to enable Seller to qualify for said exchange(s), provided, Purchaser shall not be required to incur any additional costs or liabilities as a result of such cooperation.

            13.   Miscellaneous Provision
                  -----------------------

                  13.1 Washington Law Governs.  This Agreement shall be governed
                       ----------------------
by and interpreted under the laws of the State of Washington.
                  13.2 Binding.  This Agreement shall inure to and be binding
                       -------
upon the heirs, successors, assigns and representatives of Purchaser and Seller.

          13.3         Venue.  In any action instituted to enforce the Agreement
                       -----
or any provision hereof exclusive venue shall lie in the Superior Court of the State of Washington of King County, and the parties hereto submit to the jurisdiction of such Court.

          13.4         Attorneys' Fees.  The prevailing party in any action
                       ---------------
instituted to enforce this Agreement or any provision hereof shall be entitled to recover its reasonable attorney's fees and court costs, including attorneys' fees and costs on any appeal from judgment, from the non-prevailing party.

          13.5         Time of Essence.  Time is of the essence of every
                       ---------------
provision of this Agreement.

          13.6         Entire Agreement.  The Agreement represents the entire
                       ----------------
Agreement between the parties relating to the purchase and sale of the Property and supersedes any and all prior agreements, negotiations and discussions between the parties.

          13.7         Amendments.  Any amendment or addendum to the Agreement
                       ----------
must be in writing and signed by Seller and Purchaser before it is an effective amendment or addendum.

          13.8         Counterparts.  This Agreement may be executed in any
                       ------------
number of identical counterparts, and all such counterparts taken together shall be construed as one and the same Agreement.

          13.9         Confidentiality.  Purchaser and Seller agree to maintain
                       ---------------
this Agreement and its terms and conditions strictly confidential, and they agree to instruct their respective agents and employees accordingly.

          13.10        Seller's and Purchaser's Authority.  Seller and Purchaser
                       ----------------------------------
have the full power, capacity and authority to enter into this Agreement and consummate this sale subject to the terms of this Agreement, and the person or persons signing the Agreement on behalf of Seller and Purchaser have full power and authority to execute this Agreement as a fully binding obligation.

            IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                              PURCHASER:
                              ARIS CORPORATION

                              By:    /s/  Thomas W. Averill
                                  -------------------------
                              Its:    Vice President - Finance
                                   ---------------------------
                              SELLER:

                              VANGARD MANAGEMENT COMPANY

                              By:   /s/  signature illegible
                                  --------------------------
                              Its:   authorized signatory
                                  -----------------------

                                    /s/ Jeff Foushee
                              ------------------------
                              Jeff Foushee

                                   /s/ Loch Anderson
                              ----------------------
                              Loch Anderson

                                /s/ Richard Barker
                              Richard Barker

                                  EXHIBIT "A"

                            LAKELAND OFFICE BUILDING
                               LEGAL DESCRIPTION

          Lot 2, City of Bellevue Short Plat Number CSPS-92-5300, recorded under Recording Number 9212229017, said short plat being a portion of that portion of Stanley Park, according to the plat thereof recorded in Volume 57 of Plats, pages 39 and 40, in King County, Washington, vacated by City of Bellevue Ordinance Number 2322;

          TOGETHER WITH an easement as delineated on said short plat for ingress, egress and utilities over, under and across the southerly 12.5 feet of Lot 1 of said short plat.

                                  EXHIBIT "B"

                            LAKELAND OFFICE BUILDING
                                  BUILDING PLANS

          The building plans have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy will be furnished to the Securities and Exchange Commission upon request.

                                  EXHIBIT "C"

                            LAKELAND OFFICE BUILDING
                           APPROVED TITLE EXCEPTIONS

          The approved title exceptions have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy will be furnished to the Securities and Exchange Commission upon request.